UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 25, 2011
Energizer Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-15401 (Commission File Number)	43-1863181 (IRS Employer Identification Number)
533 Maryville University Drive
St. Louis, Missouri 63141
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 985-2000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On April 25, 2011, the Board of Directors (the “Board”) of Energizer Holdings, Inc. (the “Company”) adopted amendments (the “Amendments”) to the Company’s Amended Bylaws (the “Bylaws”), which are effective as of such date. The Amendments relate to the conduct of meetings of the Company’s shareholders and the election of directors. The principal features of the Amendments are summarized below.
Section 4(c) of Article I of the Bylaws was amended to clarify that the required vote for shareholder action shall generally be the majority of the votes based on voting power present and entitled to vote on the subject matter.
A new Section 5(a) relating to the organization of shareholder meetings was added to Article I of the Bylaws, replacing the previous Section 8 of Article I. The new Section 5(a) of Article I provides that each meeting of shareholders is convened and presided over by the Chairman of the Board, if any, or in his or her absence, by the vice chairman of the Board, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by a chairman of the meeting, which chairman must be an officer or director of the Company and must be designated as chairman of the meeting by the Board. Previously, the Chairman of the Board or the shareholders present would designate alternative chairmen of the meeting.
Section 5(b) (formerly Section 5(a)) of Article I was amended to clarify the authority of the Board or the chairman of the meeting to determine the procedures for the meeting. The Bylaws now explicitly provide that such procedures may include (i) the adjournment of the meeting either by the chairman of the meeting or by vote of the shareholders by the vote of a majority of the voting power of the stock entitled to vote on the subject matter, present in person or by proxy at the meeting, and (ii) regulation of the voting or balloting, as applicable, including matters which are to be voted on by ballot, if any.
Section 6(c) of Article I was amended to clarify that a shareholder’s notice of any proposed business for the meeting of shareholders must received by the Secretary of the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting. Previously, the Bylaws did not explicitly state that the 90 and 120 day periods are counted from the prior year’s meeting date. The amended Bylaws further provide that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice was given. Similar changes were made in Section 1(c) of Article II relating to the notice requirements for nominations of persons for election to the Board.
Section 6(e)(v) of Article I was amended to provide that a shareholder’s notice to the Secretary regarding proposed business for the meeting of shareholders shall set forth, in addition to certain information about the shareholder of record, also certain additional information about the beneficial owner, if any, on whose behalf the proposal is made, including, among other things, derivative instruments, proxies or arrangements relating to securities of the Company, short interest, fees tied to the value of shares of the Company.
Section 8 of Article II was amended to clarify that, as provided in the Amended and Restated Articles of Incorporation of the Company, only the majority of the directors then in office, although less than a quorum, or by a sole remaining director, may fill vacancies on the Board and newly created directorships resulting from any increase in the number of directors to constitute the Board.
The foregoing is only a summary of the principal features of the Amendments and is qualified in its entirety by reference to the amended Bylaws and a copy of the Bylaws marked to show changes from the Bylaws in effect prior to the Amendments, which are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
See Exhibit Index.

2

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:	/s/ Daniel J. Sescleifer
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: April 27, 2011

EXHIBIT INDEX

Exhibit No.	Description

3.1	By-laws of the Company, as amended effective as of April 25, 2011.

3.2	By-laws of the Company, marked to show amendments effective as of April 25, 2011.